Exhibit 99.1

Sensei Biotherapeutics Reports First Quarter 2025 Financial Results and Updates on Clinical Progress

- Favorable clinical data in PD-(L)1 resistant patients -

- Dose expansion enrollment complete with full data expected by year-end 2025 -

- Cash runway into the second quarter of 2026 -

BOSTON, MA – May 6, 2025– Sensei Biotherapeutics, Inc. (Nasdaq: SNSE), a clinical stage biotechnology company focused on the discovery and development of next-generation therapeutics for cancer patients, today reported financial results for the first quarter 2025, and provided corporate updates.

“This was a breakthrough quarter for Sensei,” said John Celebi, President and CEO. “We observed favorable signs of clinical activity in patients with PD-(L)1-resistant cancers from our dose expansion cohort—patients who face poor odds and few options. Beyond the responses we have observed, what’s striking is the emerging potential for prolonged benefit, with some PD-(L)1-resistant patients approaching a year on study. In a population with historically low response rates and fleeting benefit from PD-(L)1 rechallenge, we observed response rates nearly three times higher than what would typically be expected in this setting. With dose expansion enrollment now complete, we’re laser-focused on finalizing a Phase 2 strategy for solnerstotug, guided by the full dataset we plan to present later this year.”

Highlights and Milestones

Solnerstotug (formerly SNS-101) is a conditionally active antibody designed to selectively target the immune checkpoint VISTA (V-domain Ig suppressor of T cell activation) within the tumor microenvironment. VISTA is implicated in numerous cancer indications and its expression correlates with low survival rates.

Sensei is conducting a multi-center Phase 1/2 clinical trial to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamics, and efficacy of solnerstotug as both a monotherapy and in combination with Regeneron’s PD-1 inhibitor Libtayo® (cemiplimab) in patients with advanced solid tumors.

Recent updates include:

•	In March, Sensei announced preliminary data from the dose expansion stage of its ongoing Phase 1/2 trial, showing favorable activity in patients with PD-(L)1 resistant “hot” tumors.

•	Enrollment is now complete with a total of 63 patients:

•	10 MSS CRC patients in the monotherapy arm

•	53 patients in the cemiplimab combination arm consisting of 10 MSS CRC patients and 43 PD-(L)1 resistant “hot” tumor patients.

•	Full dose expansion data from the Phase 1/2 study expected by year-end 2025.

A replay of the March 2025 webcast related to these preliminary results, featuring study investigator Dr. Shiraj Sen, is available on the Sensei website.

Other corporate highlights included:

•

Canaccord Genuity Horizons in Oncology Virtual Conference: On April 7, 2025, John Celebi, President and CEO of Sensei Biotherapeutics, participated in a panel discussion titled “New Radiotherapy and Targeted Therapy Approaches.” The panel focused on emerging innovations in cancer treatment and Sensei’s approach to selectively modulating the tumor microenvironment. A replay of the discussion is available on the conference website.

•

Oppenheimer’s 35th Annual Healthcare Life Sciences Conference: On February 11, 2025, Mr. Celebi delivered a presentation at Oppenheimer’s 35th Annual Healthcare Life Sciences Conference. The presentation provided insights into the company’s clinical progress and strategic direction. A webcast of the presentation is available in the Investors section of the Sensei website.

First Quarter 2025 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $34.3 million as of March 31, 2025, as compared to $41.3 million as of December 31, 2024. Sensei expects its current cash balance to fund operations into the second quarter of 2026.

Research and Development (R&D) Expenses: R&D expenses were $3.7 million for the quarter ended March 31, 2025, compared to $4.9 million for the year ended March 31, 2024. The decrease in R&D expenses was primarily attributable to lower personnel costs, and lower facilities and lab supply costs, partially offset by increased expense associated with clinical trials.

General and Administrative (G&A) Expenses: G&A expenses were $3.5 million for the quarter ended March 31, 2025, compared to $3.8 million for the quarter ended March 31, 2024. The decrease in G&A expense was due to lower personnel costs partially offset by higher consulting fees.

Net Loss: Net loss was $6.9 million for the quarter ended March 31, 2025, compared to $8.0 million for the quarter ended March 31, 2024.

About Sensei Biotherapeutics

Sensei Biotherapeutics (Nasdaq: SNSE) is a clinical stage biotechnology company focused on the discovery and development of next-generation therapeutics for cancer patients. Through its TMAb™ (Tumor Microenvironment Activated biologics) platform, Sensei develops conditionally active therapeutics designed to disable immunosuppressive signals or activate immunostimulatory signals selectively in the tumor microenvironment to unleash T cells against tumors. Sensei’s lead product candidate is solnerstotug, a conditionally active antibody designed to block the V-domain Ig suppressor of T cell activation (VISTA) checkpoint selectively within the low pH tumor microenvironment, where VISTA acts as a suppressor of T cells by binding the receptor PSGL-1. For more information, please visit www.senseibio.com, and follow the company on X @SenseiBio and LinkedIn.

Condensed Statements of Operations

(Unaudited, in thousands except share and per share data)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$3,725	$4,917
General and administrative	3,549	3,813

Total operating expenses	7,274	8,730

Loss from operations	(7,274)	(8,730)
Total other income	410	738

Net loss	(6,864)	(7,992)

Net loss attributable to common stockholders	(6,864)	(7,992)

Net loss per share, basic and diluted	$(0.27)	$(0.32)

Weighted-average common shares outstanding, basic and diluted	25,192,363	25,049,111

Selected Condensed Balance Sheet Data

(Unaudited, in thousands)

	March 31, 2025	December 31, 2024
Cash and cash equivalents	$9,877	$9,994
Marketable securities	24,454	31,341
Total assets	38,273	45,361
Total liabilities	6,286	6,975
Total stockholders’ equity	31,987	38,386

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe”, “designed to,” “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Sensei’s current beliefs and expectations. These forward-looking statements include expectations regarding the development and potential therapeutic benefits of Sensei’s product candidates, the timing of Sensei’s Phase 1/2 clinical trial of solnerstotug, including reporting of data therefrom, and its belief that its existing cash and cash equivalents will be sufficient to fund its operations into the second quarter of 2026. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Sensei’s product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Sensei’s product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical studies and clinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Sensei’s product candidates; the risk that Sensei’s product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Sensei anticipates; risks associated with Sensei’s dependence on third-party suppliers and manufacturers, including sole source suppliers, over which Sensei may not always have full control; risks regarding the accuracy of Sensei’s estimates of expenses, capital requirements and needs for additional financing; and other risks and uncertainties that are described in Sensei’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on May 6, 2025 and Sensei’s other Periodic Reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Sensei as of the date of this release, and Sensei assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Michael Biega

Senior Director, Investor Relations

Sensei Biotherapeutics

mbiega@senseibio.com

Media Contact:

Joyce Allaire

LifeSci Advisors

Jallaire@lifesciadvisors.com